Exhibit 99.1

Equity One, Inc.	For additional information at the Company:
1696 NE Miami Gardens Drive	Howard Sipzner, CFO
North Miami Beach, FL 33179	Media Contact:
305-947-1664	David Schull 305-446-2700

FOR IMMEDIATE RELEASE:

February 18, 2004

EQUITY ONE REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

NORTH MIAMI BEACH, FL, February 18, 2004 – Equity One, Inc. (NYSE: EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in high growth markets in the southern United States, announced today its financial results for the year and quarter ended December 31, 2003. Full year and quarter highlights are as follows, with all per share amounts presented on a diluted basis:

2003 Highlights

•	Increased Funds from Operations (“FFO”) 97.6% to $89.9 million in 2003 from $45.5 million in 2002;

•	Increase FFO per diluted share 7.4% to $1.46 in 2003 from $1.36 in 2002;

•	Acquired 105 properties totaling $974 million, including the $763 million IRT Property Company merger;

•	Increased the rental rate by 3.1% on 284 lease renewals aggregating 674,889 square feet to $12.30 per square foot;

•	Executed 367 new leases totaling 1,144,882 square feet at an average rate of $10.89 per square foot;

•	Increased leasing rate to 91.6% in the core portfolio;

•	Reduced leverage to 39.3% debt to total market capitalization;

•	Paid $1.10 in dividends, reflecting an increase in the quarterly rate from $0.27 to $0.28 in the third quarter of 2003 and an overall FFO payout ratio of 75.3%;

•	Raised over $140 million in new equity via two secondary offerings and our Dividend Reinvestment and Stock Purchase Plan; and

•	Delivered a 35.3% annualized return to full-year stockholders, assuming re-investment of all dividends on the respective payment dates.

Fourth Quarter 2003 Highlights

•	Increase Funds from Operations 162.4% to $26.3 million in 2003 from $10.0 million in 2002;

•	Increase FFO per diluted share 31.0% to $0.38 in 2003 from $0.29 in 2002;

•	Increased the rental rate by 1.1% on 83 lease renewals aggregating 216,359 square feet to $12.46 per square foot; and

•	Executed 120 new leases totaling 340,533 square feet at an average rate of $10.89 per square foot.

“We are very pleased with our 2003 results,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “We completed the $763 million merger of IRT Property Company in February and have successfully combined our respective operations into the largest publicly-traded neighborhood shopping center REIT focusing exclusively on the southern United States. Our other acquisition and disposition activities furthered improved the focus and quality of our portfolio. Consistent leasing and renewal activity boosted our core portfolio occupancy to 91.6%. We secured investment grade ratings for our senior unsecured debt, and together with our existing credit facility and targeted equity issuance, have achieved financial stability and the capacity for future growth. In fact, our 39.3% debt to total market capitalization and 3.3 interest rate coverage are among the strongest of all the REITs. We remain focused on continuing to deliver superior results for our shareholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the year ended December 31, 2003, Funds from Operations – a standard measure of operating performance for Real Estate Investment Trusts (“REITs”) – increased 97.6% to $89.9 million from $45.5 million for the comparable period in 2002. FFO per diluted share increased 7.4% to $1.46 in 2003 from $1.36 in 2002. Net income was $63.6 million or $1.05 per diluted share in 2003, compared with $39.9 million, or $1.20 per diluted share, in 2002. The 2003 period included a $3.1 million gain on the sale of real estate, while the 2002 period included a $9.3 million gain. Total revenues increased 92.1% to $190.0 million in 2003 from $98.9 million in the comparable period in 2002.

For the three months ended December 31, 2003, FFO increased 162.4% to $26.3 million from $10.0 million for the comparable period in 2002. FFO per diluted share increased 31.0% to $0.38 in 2003 from $0.29 for the comparable period in 2002. Net income was $17.7 million, or $0.26 per diluted share in the fourth quarter of 2003, compared with $7.3 million, or $0.21 per diluted share, in the fourth quarter of 2002. There were no gains from the sale of real estate in the fourth quarter of 2003, compared to a $1.1 million gain in the fourth quarter of 2002. Total rental revenues for the fourth quarter of 2003 increased 105% to $54.2 million from $26.5 million in the fourth quarter of 2002.

Included in the fourth quarter and full year results for 2002 is a $2.1 million litigation settlement expense; there was no corresponding expense in 2003. The year ended December 31, 2003 included a $623,000 expense related to the extinguishment of debt, while the year ended December 31, 2002 included a $1.5 million gain related to the early extinguishment of debt.

At December 31, 2003, our fully diluted, equity market capitalization totaled $1.2 billion. We had $771 million of total debt (excluding any unamortized fair market premium), resulting in debt to total market capitalization of 39.3% and debt to gross real estate cost of 45.7%.

PORTFOLIO OVERVIEW

As of December 31, 2003, the 168 properties comprising our stabilized core portfolio were 91.6% leased, an increase of 20 basis points from 91.4% at September 30, 2003. Including a center we purchased in January 2004, we own 186 properties located primarily in metropolitan areas of 12 states in the southern United States, consisting of 124 supermarket-anchored shopping centers, eleven drug store-anchored shopping centers, 44 other retail-anchored shopping centers, a self-storage facility, an industrial property and five retail developments, as well as non-controlling interests in two unconsolidated joint ventures.

     At December 31, 2003, the average base rent per leased square foot for our stabilized core portfolio was $9.40, a 0.9% increase from the corresponding figure of $9.32 on September 30, 2003. During the quarter, we renewed 83 leases aggregating 216,359 square feet and increased the average rental rate 1.1% to $12.46 per square foot, and signed 120 new leases aggregating 340,533 square feet at an average rental rate of $10.89 per square foot. Overall, we gained approximately $525,000 of annualized minimum rent in the fourth quarter of 2003 incorporating renewals, new leases and departing tenants. Excluding lease termination revenues, our same property net operating income increased 1.0% in the fourth quarter of 2003 and 3.0% for the full year in 2003.

IRT PROPERTY COMPANY MERGER

On February 12, 2003, Equity One, Inc. and IRT Property Company completed a statutory merger. The transaction has been accounted for as a purchase and the results of Equity One include the activity of IRT for the period February 12, 2003 through December 31, 2003.

OTHER ACQUISITIONS AND DISPOSITIONS

During the fourth quarter of 2003, we acquired five shopping centers as follows:

			Purchase Price
Shopping Center	Location	Square Feet	(in thousands)

BridgeMill	Canton, GA	78,654	$14,070
Hamilton Ridge	Buford, GA	89,496	13,650
Belfaire Towne Village	Bluffton, SC	125,398	19,861
Middle Beach	Panama City Beach, FL	69,227	7,637
Woodruff	Greenville, SC	68,055	7,985

Total			$63,203

Subsequent to December 31, 2003, we acquired our partner’s 50.5% interest in the North Village Shopping Center in North Myrtle Beach, South Carolina and completed the acquisition of the Pavilion Shopping Center in Naples, Florida.

During the fourth quarter of 2003, we disposed of two shopping centers as follows:

			Sales Price
Shopping Center	Location	Square Feet	(in thousands)

Heritage Walk	Milledgeville, GA	159,991	$10,000
Stadium Plaza	Phenix City, AL	70,475	4,800

Total			$14,800

In addition, two centers and two out-parcels are under contract to be sold.

DEVELOPMENTS AND REDEVELOPMENTS

As of December 31, 2003, we had over 25 development and redevelopment projects underway or in the planning stage totaling approximately $74.7 million of asset value and requiring approximately $32.5 million to complete based on current plans and estimates. These include:

•	The reconfiguration of a portion of Oakbrook Square in Palm Beach Gardens, Florida to accommodate a new Homegoods store, a new out-parcel and a recently opened Stein Mart store;

•	The complete redevelopment of Crossroads Square (formerly known as University Mall) in Pembroke Pines, Florida, incorporating a new Lowe’s home improvement store, a new Eckerd drug store and the refurbishing of the remainder of the center;

•	The construction of a new 46,000 square foot L.A. Fitness Sports Club as part of an up to 120,000 square foot addition to our Shops at Skylake in North Miami Beach, Florida;

•	The development of a new 25,000 square foot CVS drug store-anchored center across the street from our recently completed Plaza Alegre shopping center development in Miami, Florida;

•	The redevelopment of Salerno Village in Stuart, Florida to accommodate a new and expanded Winn Dixie supermarket;

•	The development of two supermarket-anchored shopping centers, one in Homestead, Florida and the other in McDonough, Georgia, both on parcels we currently own and control;

•	The reconfiguration of the former Gerland space at Copperfield into multi-tenant space;

•	The reconfiguration of a portion of Ambassador Row Courtyards in Lafayette, Louisiana; and

•	The redevelopment of a portion of Gulf Gate Plaza in Naples, Florida.

All of these developments and redevelopments are scheduled for completion between early 2004 and the end of 2005.

FFO EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our guidance for calendar year 2004 FFO per diluted share at a range of $1.53 to $1.60. In addition, we expect our first quarter 2004 FFO per diluted share to be between $0.37 and $0.38. We currently anticipate that the growth in our FFO in 2004 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, accretion from the IRT merger, as well as incremental income from property acquisitions, developments and redevelopments. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for first quarter 2004		Range

Earnings per diluted share	$0.26	to	$0.27
Plus:real estate depreciation	$0.11		$0.11

FFO per diluted share	$0.37	to	$0.38

Guidance for 2004		Range

Earnings per share	$1.08	to	$1.13
Plus:real estate depreciation	$0.44		$0.46
other adjustments	$0.01		$0.01

FFO per diluted share	$1.53	to	$1.60

For guidance purposes, we have assumed no gains on the sale of real estate.

ACCOUNTING AND OTHER DISCLOSURES

We consider Funds From Operations as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be a widely used and appropriate supplemental measure of performance for equity REITs that provides a relevant basis for comparison among REITs. FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the clearer presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.

Included in this press release is a reconciliation of FFO to net income and of FFO per diluted share to earnings per diluted share, the most comparable GAAP measures.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call on February, 19, 2004 at 1:00 p.m. EST to discuss our performance for the year and three months ended December 31, 2003. The call will be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No passcode is required.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using passcode 5005408. The telephone replay will be available through February 29, 2004.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreu@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months		For the year
	ended December 31,		ended December 31,

Operating Data	2003	2002	2003	2002

Total rental revenue	$54,215	$26,450	$189,976	$98,904

Net income	$17,703	$7,303	$63,647	$39,934

Earnings per share (basic)	$0.26	$0.21	$1.06	$1.22

Earnings per share (diluted)	$0.26	$0.21	$1.05	$1.20

Number of shares used in computing earnings per share:
Basic	67,858	34,046	59,998	32,662

Diluted	69,748	34,894	61,665	33,443

Reconciliation of Net Income to Funds from Operations

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months		For the year
	ended December 31,		ended December 31,

	2003	2002	2003	2002

Net income	$17,703	$7,303	$63,647	$39,934
Adjustments:
Rental property depreciation and amortization, including discontinued operations	8,300	3,506	28,007	13,810
Gain on disposal of income producing properties	—	(1,070)	(3,083)	(9,264)
Minority interest	197	25	803	101
Other Items:
Interest on convertible partnership units	—	65	43	259
Pro-rata share of real estate depreciation of joint ventures	70	181	453	647

Funds from operations	$26,270	$10,010	$89,870	$45,487

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months		For the year
	ended December 31,		ended December 31,

	2003	2002	2003	2002

Earnings per diluted share*	$0.26	$0.21	$1.05	$1.20
Adjustments:
Depreciation and amortization related to rental properties	0.12	0.10	0.45	0.41
Gain on sale of real estate	—	(0.03)	(0.05)	(0.27)
Pro rata share of real estate depreciation of joint ventures	—	0.01	0.01	0.02

Funds from operations per diluted share	$0.38	$0.29	$1.46	$1.36

*	Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) in earnings of consolidated subsidiaries which are convertible to shares of our common stock.

	As of	As of
	December 31,	December 31,
Balance Sheet Data	2003	2002

Investments in rental property (before accumulated depreciation)	$1,594,579	$682,941

Total assets	$1,677,386	$730,069

Mortgage notes payable	$459,103	$332,143

Unsecured revolving credit facilities	$162,000	$—

Secured revolving credit facilities	$—	$23,000

Unsecured senior notes payable	$150,000	$—

Total liabilities	$834,162	$375,969

Stockholders’ equity	$830,552	$350,231

Total liabilities and stockholders’ equity	$1,677,386	$730,069